As filed with the Securities and Exchange Commission on May 19, 2023
                                         Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREIF, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	31-4388903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Greif, Inc. Colleague Stock Purchase Plan
(Full title of the plan)

Gary R. Martz, Esq. Executive Vice President, General Counsel and Secretary Greif, Inc. 425 Winter Road Delaware, Ohio 43015 (740) 549-6000
Name, address and telephone number, including area code, of agent for service)

with copies to Joseph P. Boeckman, Esq. Baker & Hostetler LLP 200 Civic Center Drive, Suite 1200 Columbus, Ohio 43215 (614) 228-1541

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by Greif, Inc. (the “Registrant” or the “Company”) with the Commission are hereby incorporated herein by reference into this registration statement:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the Commission on December 16, 2022;
(2)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2023, filed with the Commission on March 3, 2023, and the Registrant’s Current Reports on Form 8-K filed with the Commission on November 9, 2022, December 13, 2022, February 1, 2023, March 3, 2023, and March 3, 2023 (other than any portions thereof deemed furnished and not filed); and
(3)The description of the Registrant's Class A Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on September 25, 2002, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement, which is so modified or superseded, shall be deemed not to constitute a part of this registration statement except as so modified or superseded.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Certain legal matters with respect to the validity of the Registrant’s shares of Class A Common Stock being registered pursuant to this registration statement have been passed upon by Baker & Hostetler LLP, Columbus, Ohio. Frank C. Miller, a partner in Baker & Hostetler LLP, is a director of the Registrant. As of May 18, 2023, Mr. Miller was the owner of 2,016 shares of Class A Common Stock.
Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth conditions and limitations governing the indemnification of officers, directors and other persons. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. Indemnification against expenses (including legal fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the DGCL in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.
Article V of the Registrant’s By-Laws in effect as of the date hereof (the “By-Laws”) contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide that each director, officer, employee or agent of the Registrant is to be indemnified by the Registrant and saved harmless, whether or not then employed or in office (and his or her heirs, executors and administrators) against all losses, expenses and damages sustained or reasonably incurred by him or her in connection with any action, suit or proceeding commenced or threatened, to which he or she may be a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant, except in relation to matters as to which he or she is finally adjudged in such action, suit or proceeding to be liable to the Registrant for negligence or misconduct in the performance of his or her duties as such director, officer, employee or agent to the Registrant, unless, and only to the extent that the Delaware Court of Chancery, or the court in which such proceeding has been brought, determines on application that, despite the adjudication of liability, but in view of all circumstances of the case, such director, officer, employee or agent of the Registrant is fairly and reasonably entitled to indemnity of such expenses as the Delaware Court of Chancery or such other court deems proper. The foregoing indemnification is not exclusive as to any other rights to which a director, officer, employee or agent may be entitled as a matter of law or otherwise.
Under Section 145 of the DGCL and Section 5.8 of the By-Laws, the Registrant may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145. The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.
There is no litigation pending or, to the best of the Registrant's knowledge, threatened which could reasonably be expected to result in a claim for indemnification by a director or officer.
The foregoing summaries are necessarily subject to the DGCL and the full text of the By-Laws and to the other arrangements referred to above, and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index set forth below immediately preceding the signature page to this registration statement.

Item 9. Undertakings.
A.    The Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
EXHIBIT INDEX

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with Commission
4.1	Greif, Inc. Colleague Stock Purchase Plan.	Included herein.
4.2	Amended and Restated Certificate of Incorporation of Greif, Inc.	Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 001-00566 (see Exhibit 3(a) therein).
4.3	Amendment to Amended and Restated Certificate of Incorporation of Greif, Inc.	Definitive Proxy Statement on Form 14A dated January 27, 2003, File No. 001-00566 (see Exhibit A therein).
4.4	Amendment to Amended and Restated Certificate of Incorporation of Greif, Inc.	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007, File No. 001-00566 (see Exhibit 3.1 therein).
4.5	Third Amended and Restated By-Laws of Greif, Inc.	Current Report on Form 8-K dated September 3, 2021, File No. 001-00566 (see Exhibit 99.2 therein).
5	Opinion of Baker & Hostetler LLP.	Included herein.
23(a)	Consent of Baker & Hostetler LLP.	Contained in Exhibit 5.
23(b)	Consent of Deloitte & Touche LLP.	Included herein.
24	Powers of Attorney for Bruce A. Edwards, Vicki L. Avril-Groves, Mark A. Emkes, Daniel J. Gunsett and John W. McNamara	Post-Effective Amendment No. 1 to Registration on Form S-8, File No. 333-26767 (see Exhibit 24 therein).
107	Filing Fee Table	Included herein

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on May 19, 2023.

GREIF, INC.

By:	/s/ OLE G. ROSGAARD
Name:	Ole G. Rosgaard
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 19, 2023.

/s/ OLE G. ROSGAARD	/s/ LAWRENCE A. HILSHEIMER
Ole G. Rosgaard President and Chief Executive Officer Member of Board of Directors (principal executive officer)	Lawrence A. Hilsheimer Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ MICHAEL J. TAYLOR	BRUCE A. EDWARDS*
Michael J. Taylor Vice President, Corporate Financial Controller (principal accounting officer)	Bruce A. Edwards Chairman Member of Board of Directors

VICKI L. AVRIL-GROVES*	MARK A. EMKES*
Vicki L. Avril-Groves Member of Board of Directors	Mark A. Emkes Member of Board of Directors

DANIEL J. GUNSETT*	JOHN W. MCNAMARA*
Daniel J. Gunsett Member of Board of Directors	John W. McNamara Member of Board of Directors

Frank C. Miller Member of Board of Directors	Karen E. Morrison Member of Board of Directors

Robert M. Patterson Member of Board of Directors	Kimberly T. Scott Member of Board of Directors

*	The undersigned, Ole G. Rosgaard, by signing his name hereto, does hereby sign and execute this Form S-8 Registration Statement on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons and filed as exhibits to this Form S-8 Registration Statement.

/s/ Ole G. Rosgaard Ole G. Rosgaard, Attorney-in-Fact